Exhibit 99.1

Linda Decker, VP – Investor Relations	Tom Gibson, VP – Media Relations
Jeff Myhre, VP – Editorial	201.476.0322
212.564.4700
Seven Penn Plaza • Suite 810 • New York, NY 10001 • Fax: 212.244.3075

CATCHER HOLDINGS, INC.

Charles Sander, President & CEO

540-882-3087

FOR IMMEDIATE RELEASE

CATCHER HOLDINGS APPOINTS DEBRA HOOPES AS NEW CHIEF FINANCIAL OFFICER

HAMILTON, VA, September 11, 2006 — Catcher Holdings, Inc., (OTC BB: CTHH), developer of the CATCHER™ device, a portable, ruggedized, wireless, handheld computer and communications control device built to military specifications for ruggedness, today announced the appointment of Debra Hoopes as its new Chief Financial Officer effective today, replacing Jeff Gilford as the company consolidates its operations in its Virginia offices.

Ms. Hoopes comes to Catcher Holdings from Tatum, LLC, where she was a partner. From 2005 to 2006, she served as Chief Financial Officer of Intersections Inc., a publicly traded provider of branded and fully customized identity management solutions. She was promoted to this position from Senior Vice President of Corporate Development and Investor Relations for Intersections Inc., where she served starting in 2004. From 2003 to 2004, Ms. Hoopes was Chief Financial Officer of Compel Holdings, Inc., a private company that sold and installed telephony, voice-over-internet-protocol, data networking and cable infrastructure for enterprise and government customers. From 2000 to 2002, she was Chief Financial Officer and co-founder of CityNet Telecommunications, Inc., a start-up company and wholesaler of last-mile dark fiber carrier in the US and Europe. Ms. Hoopes is a certified public accountant and holds an MBA from George Washington University.

Charles Sander, CEO of Catcher Holdings said, “We are very pleased to have Debra coming on board as part of our operational consolidation in Virginia. Her experience as a CFO at Intersections, Compel, and CityNet will prove invaluable as Catcher completes is transition from a development to commercial entity. Because of Sarbanes-Oxley and the other existing market rules, we had to have someone who could hit the ground running and who had experience in investor relations as well as accounting and reporting. Debra meets and exceeds these requirements, and we are all looking forward to working with such a high-caliber financial professional.”

Hoopes said, “I am very excited about joining Catcher at this important time in its development. The Company’s management understands that the needs of an operating publicly-held company in its financial reporting are much more intricate and vital than those of a development stage concern. They have built an amazingly robust and flexible command control device with the CATCHER™ unit, and the next challenge for me is to ensure that its marketplace success is reported accurately and in a timely fashion.”

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About Catcher Holdings, Inc.

Catcher Holdings, Inc.’s wholly-owned subsidiary, Catcher, Inc., has developed a portable, ruggedized, wireless, hand-held command control device built to military specifications. Utilizing proprietary software, CATCHER™ product offers mission critical personnel essential real-time wireless data and communications through an integrated platform incorporating voice, video, data, GPS and biometric capabilities.

The CATCHER device is the culmination of new technology breakthroughs, extensive research, and product development that the Company believes will meet the needs of many government agencies and commercial entities for a ruggedized, portable, handheld computer, communications and telemetry control device. The unit was designed and engineered to provide field personnel and “First Responders” access to mission-critical information in the form of wireless or wired, real-time bi-directional voice, video, text, telemetry and data enabling command center personnel to remotely view an incident or job site. Weighing just 3.5 lbs., including batteries, the CATCHER is 10 inches in width, 7.25 inches in height, 2.25 inches in depth, and has a daylight-viewable 6.4 inch diagonal VGA LCD backlit touch screen.

Photographs and detailed descriptions of the new CATCHER device are available on the Company’s website at http://www.catcherinc.com.

Special Note Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks, delays, and uncertainties that may cause actual results, performances or achievements of the Company to differ materially from those results, performance or other expectations expressed or implied by these forward-looking statements. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements include, but are not limited to: the Company’s ability to successfully complete development of the Catcher(TM) product, the Company’s ability to commercialize the Catcher(TM) product, the Company’s ability to generate product sales and operating profits, potential vulnerability of technology obsolescence, potential competitive products by better capitalized companies, potential difficulty in managing growth, dependence on key personnel, and other risks which are discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

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